As filed with the Securities and Exchange Commission on June 30, 2014

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

SEVENTY SEVEN ENERGY INC.

(Exact Name of Registrant as Specified in its Charter)

Oklahoma	777 N.W. 63rd Street	45-3338422
(State or Other Jurisdiction of Incorporation or Organization)	Oklahoma City, Oklahoma 73116 (Address of Principal Executive Offices) (Zip Code)	(I.R.S. Employer Identification No.)

Seventy Seven Energy 2014 Incentive Plan

(Full title of plan)

David Treadwell Seventy Seven Energy Inc. 777 N.W. 63rd Street Oklahoma City, Oklahoma 73116 (405) 608-7777	Copy to: Hillary H. Holmes Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, $.01 Par Value	8,400,000	$24.32	$204,288,000	$26,312.29

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, referred to as the Securities Act, this registration statement also covers an indeterminate number of shares of common stock, par value $0.01 per share, referred to as the Common Stock, of Seventy Seven Energy Inc., referred to as Seventy Seven, that may be issuable as a result of a stock split, stock dividend or similar transactions under the Seventy Seven Energy Inc. 2014 Incentive Plan, referred to as the LTIP. 8,400,000 shares of SSE Common Stock are authorized to be issued under the LTIP, which will become effective on the date of the distribution of all the outstanding shares of SSE Common Stock by Chesapeake Energy Corporation to its stockholders.
(2)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, on the average of the high and low prices for the Common Stock in the “when issued” trading market as reported on the New York Stock Exchange on June 27, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in Part I of this Form will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Seventy Seven Energy Inc. (“SSE” or the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed with the Commission by the Registrant, or its predecessor Chesapeake Oilfield Operating, L.L.C. (“COO”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) are incorporated herein by reference.

(i) Registration Statement on Form 10 (Commission File No. 001-36354) initially filed by COO on March 17, 2014, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) relating to the Common Stock of SSE, as amended by Amendment No. 1 on June 9, 2014, Amendment No. 2 on June 13, 2014 and Amendment No. 3 on June 16, 2014 (as so amended, the “Form 10”),;

(ii) COO’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 14, 2014.

(iii) COO’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed on May 9, 2014.

(iv) COO’s Current Reports on Form 8-K (other than any portion thereof furnished or deemed furnished), filed on June 9, 2014, June 13, 2014 and June 17, 2014.

(v) The description of the Registrant’s Common Stock contained in the Form 10.

All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the document enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in this Registration Statement, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any subsequently Incorporated Document modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 1031 of the Oklahoma General Corporation Act allows SSE to indemnify its officers and directors who were or are parties or are threatened to be made parties to any threatened, pending, or completed action, suit or proceeding against (a) expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of SSE, or of any other corporation, partnership, joint venture, trust or other enterprise at SSE’s request, other than an action by or in the right of SSE, provided to be entitled to indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to SSE’s best interest, and with respect to any criminal action, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful, and (b) expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of SSE brought by reason of the person seeking indemnification being or having been a director, officer, employee or agent of us, or any other corporation, partnership, joint venture, trust or other enterprise at SSE’s request, provided the actions were in good faith and were reasonably believed to be in or not opposed to SSE’s best interest, except that no indemnification shall be made in respect of any claim, issue or matter as to which the individual shall have been adjudged liable to us, unless and only to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

SSE’s certificate of incorporation provides that SSE will indemnify, to the fullest extent permitted by applicable law as it presently exists or may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person for whom such person is the legal representative, is or was a director or officer of SSE or, while a director or officer of us, is or was serving at SSE’s request as a director, officer, manager, partner, member, member representative or other designated legal representative of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and losses suffered and expenses (including attorneys’ fees) incurred by such person in connection with such action, suit or proceeding. SSE’s certificate of incorporation also provides that SSE will pay the expenses incurred by a director or officer in defending any such proceeding in advance of its final disposition, subject to such person providing SSE with specified undertakings. Notwithstanding the foregoing, SSE’s certificate of incorporation provides that SSE shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by SSE’s board of directors. These rights are not exclusive of any other right that any person may have or may acquire under any statute, provision of SSE’s certificate of incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise. No amendment, modification or repeal of those provisions will in any way adversely affect any right or protection under those provisions of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SSE’s certificate of incorporation also permits it to secure and maintain insurance on behalf of any of SSE’s directors, officers, employees or agents and each person who is, or was, serving at SSE’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity. SSE intends to obtain directors’ and officers’ liability insurance providing coverage to SSE’s directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Specimen Certificate for shares of common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the Form 10).

5.1	Opinion of McAfee & Taft as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of McAfee & Taft (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Seventy Seven Energy Inc. 2014 Incentive Plan.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma, on this 30th day of June, 2014.

SEVENTY SEVEN ENERGY INC.

By:	/s/ Cary D. Baetz
Name:	Cary D. Baetz
Title:	Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Treadwell and Jeff Zanotti his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jerry L. Winchester Jerry L. Winchester	Chief Executive Officer (Principal Executive Officer), President and Director	June 30, 2014

/s/ Cary D. Baetz Cary D. Baetz	Chief Financial Officer (Principal Financial and Principal Accounting Officer) and Treasurer	June 30, 2014

/s/ Anne-Marie Ainsworth
Anne-Marie Ainsworth	Director	June 30, 2014

/s/ Bob G. Alexander
Bob G. Alexander	Director	June 30, 2014

/s/ Edward J. DiPaolo
Edward J. DiPaolo	Director	June 30, 2014

/s/ Tucker Link
Tucker Link	Director	June 30, 2014

/s/ Marran H. Ogilvie
Marran H. Ogilvie	Director	June 30, 2014

/s/ Ronnie Irani
Ronnie Irani	Director	June 30, 2014

/s/ Alvin Bernard Krongard
Alvin Bernard Krongard	Director	June 30, 2014

Exhibit Index

Exhibit No.	Description

4.1	Specimen Certificate for shares of common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the Form 10).

5.1	Opinion of McAfee & Taft as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of McAfee & Taft (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Seventy Seven Energy Inc. 2014 Incentive Plan.